Exhibit 107

Calculation of Filing Fee Table

424B3
(Form Type)

Prologis, Inc.
(Exact Name of Registrant as Specified in its Charter)

(Translation of Registrant’s Name into English)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	Rule 457(c)(1) Rule 415(a)(6)(2)	14,322,397	$129.12	(1)	$1,139,041,247.52	(2)	0.0001476	$168,122.49	(2)

	Total Offering Amounts						$1,139,041,247.52	(2)
	Total Fees Previously Paid									—
	Total Fee Offsets									$—
	Net Fee Due									$168,122.49

(1)	Calculated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee based on the average of the high and low prices for shares of the registrant's common stock as reported on the New York Stock Exchange on February 13, 2024 ($129.12); the registrant initially deferred payment of all of the registration fee for Registration Statement No. 333-267431 filed on September 15, 2022.

(2)	No payment of registration fees is being made in connection with the filing of this prospectus supplement with respect to 5,510,826 shares of common stock of the registrant previously registered and unsold that are being carried forward pursuant to Rule 415(a)(6) under the Securities Act and the filing fees previously paid or applied in connection with the unsold securities under Registration Statement No. 333-267431 with respect to the filing of the registrant's prospectus supplement pursuant 424(b)(3) (Registration No. 333-267431) on November 22, 2022 will continue to be applied to such unsold securities. The Maximum Aggregate Offering Price is calculated with respect to 8,821,571 shares of the registrant’s Common Stock.